EXHIBIT A

JOINT FILING STATEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the

Ordinary Shares of DHC Acquisition Corp. is filed on behalf of each of us.

Dated: February 14, 2022

DHC Sponsor, LLC

By:	/s/ Christopher Gaertner
Name: Christopher Gaertner
Title: Co-CEO and CFO

/s/ Christopher Gaertner Christopher Gaertner